EXHIBIT 99.1

December 21, 2012

Dear Valued Shareholders,

When I joined New Energy Technologies, Inc. in 2010, my number one objective was to transition the company from pure research and development to product commercialization, increasing the value of your investment at every step.

You’ll be pleased to know that thanks to two years of significant breakthroughs it’s now time to develop our technologies into viable products with real commercial potential.

SolarWindow™ and MotionPower™ are our two lead energy technologies. Both are progressing according to schedule, with encouraging developments and positive results – some of which I’ll share with you in this letter.

Let me share more of the excitement with you, highlighting the crucial milestones we’ve achieved on our road toward commercialization.

Our SolarWindow™ is showing particularly strong progress. This exciting technology promises to turn otherwise passive windows in homes and commercial towers into see-through power generators, while producing potential energy savings of multiple-fold over conventional solar installations on rooftops. At a time when energy security has become a vital concern for America, we believe there is ample opportunity for the products we are developing.

SolarWindow™ is Unveiled
In September of 2010, after years of development, we unveiled our SolarWindow™ technology to the world. The event was standing-room-only, and was attended by global and national news services, including NBC, CNBC, and CNN, as well as interested companies and investors. Our proprietary technology was demonstrated when our Researchers and I electrified the lights of a model house and successfully turned the rotors on a model helicopter using no external power source other than our SolarWindow™.
Dr. Scott Hammond, Principal Scientist, works on SolarWindow™ development.

That was a turning point, the moment when a blue-sky idea, a concept, becomes reality. Proof that this futuristic technology works. We actually created electricity from nearly invisible ultra-small solar cells that are applied to surfaces as a transparent coating, something that would have been unheard-of a few short years ago.

Our SolarWindow™ technology is uniquely valuable. It is protected by 11 pending patents and two development agreements, and the SEC has granted confidential treatment for sensitive portions that are key to our competitive advantage. These are trade secrets that will potentially give us both superior technology and first-to-market advantage.

We’ve also received positive endorsement from the scientific and industry communities, as well as the press. Our SolarWindow™ breakthroughs have been positively reviewed in Scientific American, CNBC, Time Magazine, the MIT Technology Review, and even in an article from the Argonne National Laboratory, one of the world’s top research centers.

The Argonne article is about innovative photovoltaic projects in pre-market development, saying “with the speed PV is moving at today, some, or all, of these technologies may break into the commercial sector faster than even the scientists working on them imagine.” Though a number of PV innovators are mentioned, only four projects, from Honeywell, Georgia Tech, Colorado State University, and New Energy Technologies, are featured.

“New Energy Technologies, Inc.,” they say, “is working on a very exciting technology called SolarWindow™ that is a coating that generates electricity from both natural (sun) and artificial (light bulbs) light.”

You’ll also be happy to know we have accomplished all this on a shoestring budget, thanks to our partnerships with the University of Florida and the National Renewable Energy Laboratory and, of course, invaluable guidance and counsel from our esteemed Board of Directors and Board of Advisors.

World’s Leading Scientists Jump On Board

After its unveiling, the enthusiasm for SolarWindow™ and New Energy Technologies grew. Especially within the scientific and power-gen communities, there is keen interest that has led, in several cases, to enthusiastic new participants in our drive to commercialize the technology. Indeed, the illustrious members of our Board of Directors - and Board of Advisors are - testaments to the potential of our technologies.

We’re pleased that Dr. Christopher Harris joined our Board of Advisors, bringing us a broad range of expertise. He holds a PhD in nuclear physics, and is both a registered U.S. patent officer and certified licensing professional. His counsel and guidance will be invaluable as we work to commercialize our technologies. Dr. Harris leads licensing activities as Director of Licensing at Vanderbilt University, and until 2011 he served as Associate Director for Licensing at the National Renewable Energy Laboratory (NREL); the same agency that is assisting New Energy Technologies with SolarWindow™  product development and commercialization.

Our abilities are also strengthened and broadened by the addition of Patrick Sargent to the Board of Advisors. Mr. Sargent was the Director of Solar Market Intelligence & Government Relations for Asahi Glass Company, one of the world’s largest glass makers. As you know, New Energy Technologies will welcome collaboration with a strong glass manufacturer as we enter the commercial market. Mr. Sargent will help build the bridge between technology and the manufacturing/distribution community.

We are proud to also have the support of Dr. Z. Valy Vardeny, one of the world’s foremost experimental physicists and a leader in OPV device polymers. Dr. Vardeny has led research into the photophysical properties of conducting polymers for two decades. It is impossible to calculate the advantage of Dr. Vardeny’s input and support, especially in view of our quest to develop see-through electricity generating liquid coatings – an area of his direct expertise.

Finally, our SolarWindow™ technology has a dedicated award-winning scientist who is leading the drive to commercialization. Dr. Scott Hammond joined our team as Principal Scientist after working as a research fellow at NREL since 2008. Importantly, Dr. Hammond has been involved with design and synthesis of organic small molecules and polymers for organic photovoltaics, roll-to-roll and slot-die coating, and device fabrication. There are very few experts in this field, and significantly few who are experienced with both the science and have experience gained from working at some of the world’s most respected renewable energy laboratories.

In addition to these notable scientists, we were also pleased to announce in February the appointment of Mr. J. Patrick Thompson as Vice President of Business & Technology Development.  Mr. Thompson is an accomplished industry executive and glass manufacturing-process engineer who brings particular expertise in solar, plastics and film, glass, and solar-glass segments – all important areas of commercial interest and technology development for New Energy’s SolarWindow™.

We are lucky to have Dr. Hammond and Mr. Thompson, and pleased that both they and all our other illustrious team members joined us.

Many Milestones Achieved
Since the first unveiling of our SolarWindow™ in September 2010, a course of vital achievements has brought us ever nearer to commercialization. Among them:

Highly Positive Power Savings Calculations, Validated

In December 2010, our power production modeling calculations were validated by Steven Hegedus, Ph.D., a renowned scientist and authority in photovoltaics.  His lab confirmed our important estimate that a 40-story glass building fitted with SolarWindow™ could see from $40,000 to $70,000 in savings per year. In comparison, common rooftop modules only produce $20,000 in savings. Dr. Hegedus was so impressed with the science of SolarWindow™ and the potential of our company, in fact, that he subsequently joined our Board of Advisors.

Higher Efficiency and Lower Production Costs

In January 2011 we achieved a breakthrough that will be essential to commercialization of SolarWindow™. The discovery of relatively inexpensive compounds that enhance the flow of electricity-generating electrons could result in both higher efficiency and lower production costs.

SolarWindow™ Technology is Scaled Up

In February 2011 we achieved the all-important goal of prototype scale-up with a one foot square module, proving that our proprietary organic photovoltaic cells behaved as expected in large arrays. This achievement paved the way for our next milestone.

Power Output is Tripled

In March 2011 we were successful at tripling the cell density per area. The more solar cells that can be fitted onto a surface, the greater the power output will be.

Savings From SolarWindow™

In April 2011 we released electricity output estimates, shown below. The SolarWindow™ is capable of achieving a substantial savings based on our advanced modeling estimates.

Also Performs on Flexible Surfaces

In August we reached another important milestone, proving that our proprietary “spray-on” solar coating can generate electricity when applied to flexible plastic. This opened up our commercialization potential to applications beyond glass.

Superior Transparency and Color

What’s more, that coating achieved improved transparency and color, both important to consumer acceptance of the SolarWindow™.

Superior Durability

By October 2011 we conducted early stress testing of our proprietary spray application method that proved superior durability against harsh mechanical bending.  In contrast, conventional spin-coating methods in the lab resulted in immediate breakdown. Importantly, our method does not require the conventional temperature and pressure sensitive manufacturing methods that add to conventional PV system current high cost.

Faster to Manufacture

We then set to work on increasing the speed of fabricating a solar-coated module while scaling up the size of SolarWindow™ prototypes with a new solution coating technique, which we successfully achieved in December 2011.

Largest OPV in NREL’s History

In February 2012, with the help of a team of scientists at NREL, we were able to fabricate the largest-area organic photovoltaic (OPV) module ever produced in NREL’s 35-year history. At 170 square centimeters, it is 14 times larger than any previous OPV created at NREL.

Virtually Invisible Wires

A month later we announced the successful development of a proprietary wiring system that is virtually invisible, yet able to conduct and transport electricity on the SolarWindow™ array.

Increased Electricity Production

In June 2012, we developed a proprietary technique that should increase the amount of electricity produced, provide lower manufacturing costs and greater durability.

Highlighted at Major Industry Event

This November we were even selected to present our SolarWindow™ technology to the esteemed Energy Harvesting & Storage USA, the world’s largest annual conference and exhibition covering the very latest commercial opportunities, markets and the systems that need energy harvesting to power sensors.

One unexpected and exciting development is the growing interest in our breakthroughs from large companies that want to partner with us. These are companies that already have compatible deployment technologies and market distribution channels. By partnering with a large glass maker, for instance, the SolarWindow™ could be integrated into that company’s manufacturing process, thus giving us wide product distribution and speed-to-market, in addition to eliminating the costs of having our own manufacturing plants. Likewise, a partnership with a glass distribution company could give us even broader reach.

There are many other co-venture opportunities being explored as well. We are fielding interest from chemical specialty companies that could – at discounted or no cost – help us continuously improve the SolarWindow™ product, improving transparency, color, and even power output. Likewise, a joint venture with a specialty-plastics company could allow for quicker deployment of plastic films  able to electrify windows when they're applied to glass like the tinted window films available at today's building supply stores.

As you can see, we’ve worked hard and have been particularly successful during the past 24 months. But we’re not done yet. The year ahead holds much promise, and you can look forward to a closer and closer time when we take SolarWindow™ to market.

Of course, we will continuously strive to improve the SolarWindow™ coating’s color, transparency, power, efficiency, and cost.

Our second major energy technology in development is MotionPower™, and we have achieved great advancements here too. Let me share those highlights with you.

MotionPower™ - The Power in Motion

The concept of harvesting energy from passing vehicles dates back at least to the Industrial Revolution. All vehicles in motion possess kinetic energy, which refers to the energy of motion, and is best described as the energy an object possesses due to its motion, such as the energy observed when a ball is thrown or kicked or when a cyclist no longer needs to pedal a bike in order to continue forward motion.

MotionPower™ - Express debut at Roanoke Civic Center, world’s first-of-its-kind electricity-generating rumble strip - Oct. 22, 2011
Traffic studies show more than 250 million vehicles are registered in America, and an estimated 6 billion miles are driven on our nation’s roads every day.

Our roadway-based MotionPower™ technologies harness vehicle energy (‘kinetic’ energy) and convert it to sustainable electricity. The Company’s innovative technology has been demonstrated and tested at drive-thru venues located at a Burger King, NY Metropolitan Area; Holiday Inn Express, Baltimore, MD; Four Seasons Hotel, Washington, DC; and the Roanoke Civic Center, City of Roanoke, VA.

As shown, our MotionPower™ technology has successfully progressed through the arduous process early discovery, engineering, design, and prototyping. Our next steps will be to fine-tune energy capture and its conversion to electricity in our ongoing drive towards commercialization. Our MotionPower™ technology is protected by 45 new patent filings.

Looking back two years earlier, we had fewer than a dozen patents in all.  Only a few weeks ago, we successfully completed the 2012 build-out of our intellectual property portfolio, made up of 56 United States and International Patent filings.  This portfolio promises to play a key role as we begin to pursue industry and research partnerships in the upcoming year.

We see an unprecedented amount of opportunity for us in 2013. Yes, there’s still a lot of hard work to be done, like important steps to further scale-up and manufacture-ready our SolarWindow™ for commercial production. But, the critical early-discovery phase is behind us.

Along the way, we’ve achieved many important technical milestones which have already garnered the attention of industrial and commercial leaders from around the world. Now, with the reassuring escalation of patent protections, I have every confidence that you can look forward to an exciting near-term future as we work to engage research, industrial, and commercial partnerships in 2013.

You have my personal commitment; and the commitment of our Board members, employees, and scientists that every day we will continue working very hard to increase shareholder value, be technology innovative, and improve the prospect that SolarWindow™ will be in our energy future; MotionPower™ will continue rolling through R&D. This is the commitment we’re focused on, and we are relentless about innovating to avoid being status quo.

Best Regards,

John Conklin
President & CEO
New Energy Technologies, Inc.